EXHIBIT 4.3
OHIO VALLEY BANC CORP.
420 Third Avenue
Gallipolis, OH 45631
(740) 446-2631
November 2, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
RE: Ohio Valley Banc Corp. Registration Statement on Form S-3
Gentlemen:
Ohio Valley Banc Corp., an Ohio corporation (“Ohio Valley”), is today filing a Registration Statement on Form S-3.
Pursuant to Item 601(b)(4)(iii) of Regulation S-K, Ohio Valley hereby agrees to furnish the Commission, upon request, copies of instruments and agreements, defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Registration Statement. Such long-term debt does not exceed 10% of the total assets of Ohio Valley and its subsidiaries on a consolidated basis.
Very truly yours,
/s/ Jeffrey E. Smith
Jeffrey E. Smith
President and Chief Executive Officer
Ohio Valley Banc Corp.